Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use of the name of Sproule Associates Limited, to references to Sproule Associates Limited as independent petroleum engineers, to the incorporation by reference of the information relating to proved reserves, estimated future net cash flows, and present values contained in our reports as of December 31, 2004, 2005, 2006, 2007 and June 30, 2007, in this Registration Statement on Form S-1, including the prospectus included in this Form S-1, to be filed by Trident Resources Corp. with the Securities and Exchange Commission.
We further consent to the reference to our firm as experts in this Form S-1, including the prospectus included in this Form S-1.
SPROULE ASSOCIATES LIMITED

/s/ Sproule Associates Limited
Calgary, Alberta

November 5, 2008